UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 9, 2016

VIRTUAL LEARNING COMPANY, INC.

(Exact Name of Registrant as specified in its charter)

Nevada	333-174674	20-2208821
(State of	(Commission	(IRS Employer
Incorporation)	File Number)	Identification No.)

314 Rt 9 Forked River, New Jersey 08731

(Address of Principal Executive Offices and Zip Code)

Registrant’s Telephone Number, Including Area Code: (609) 693-8881

Item 2.02 Results of Operations and Financial Condition

Recent Developments

During the period from July 1, 2016, thru September 6, 2016, we made the following improvements:

Virtual Learning acquired for stock a 4.5% interest in Dream Homes Ltd., which among other assets included the rights to operate the educational construction seminar know as “ Dream Homes Nearly Famous Rebuilding Seminar”, as well the informational blog known as the “Dream Homes Rebuilding Blog.” Virtual Learning acquired the rights to all new home builder licensing as well as home improvement contractor registrations, which are currently owned by Dream Homes Ltd., as well as its subsidiary Atlantic Northeast Construction LLC.

In an effort to further expand the company’s revenue potential beyond that of the information field, Virtual Learning further invested in a non-related business, through associations with several large shareholders in the company. Virtual Learning acquired for stock a company known as Dream Builders LLC, which will operate as a wholly owned subsidiary of Virtual Learning and pursue opportunities in the real estate field, specifically in new home construction and renovations. As part of this effort, Virtual acquired the rights to complete 6 single family construction projects in the central NJ region, which it will build to completion. Virtual Learning has also recently secured an additional home renovation and elevation contract in the amount of $139,800, bringing the total number of residential construction projects to 7.

Results of Operations-Comparison for the three months ended September 6, 2016 and 2015 and nine months ended September 6, 2016 and 2015

Revenues/ Net Income

For the three months ended September 6, 2016, gross revenues were $505,724 as compared to $46 for the three months ended September 6, 2015, an increase of $505,678. This increase in gross revenue was the result of acquisition of both related and non-related businesses.

For the nine months ended September 6, 2016, net income was $387,470 as compared to a net loss of $135,225 for the nine months ended September 6, 2015, an increase of $522,695.

Liquidity and Capital Resources

As of September 6, 2016 and December 31, 2015, our cash balance was $44,128 and $2,298, respectively, total assets were $893,823 and $53,632, respectively, and total current liabilities amounted to $159,586 and $84,371, respectively, including officer loans payable of $11,525 and $14,525, respectively. As of September 6, 2016 and December 31, 2015, the total stockholders’ equity was $734,237 and $(30,739), respectively.

Item 5.01 Corporate Governance and Management

Effective September 9, Kathleen M. Dotoli was appointed to fill the remaining vacancy on the Company’s board of directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRTUAL LEARNING COMPANY, INC.

/s/ Vincent Simonelli
Vincent Simonelli, President
Date: September 12, 2016